MUTUAL OF AMERICA CAPITAL MANAGEMENT

MUTUAL OF AMERICA
CAPITAL MANAGEMENT CORPORATION

320 PARK AVENUE NEW YORK NY 10022-6839 212-224-1600 212-224-2500 FAX

December 30, 2005

Mutual of America Investment Corporation
320 Park Avenue
New York, New York 10022-6839
Attention: Manfred Altstadt, Chairman, President and CEO

RE: Agreement to Pay Operating Expenses Effective as of January 1, 2003 (“Agreement”)
           •         Notice of Cancellation
           •         Amendment to Section 5

Dear Mr. Altstadt:

As of January 1, 2003, Mutual of America Capital Management Corporation (“Adviser”) entered into the Agreement, which formally documented the Adviser’s commitment to limit the expenses of Mutual of America Investment Corporation other than for advisory fees, extraordinary expenses and portfolio transaction costs so that such expenses on an annual basis will be equal to 0%. The Agreement automatically renews for one year periods from year to year unless either party provides written notice of cancellation as set forth therein. Section 5 of the Agreement permits the Adviser to cancel the Agreement upon written notice given within the two week period between December 16 and December 30, effective the following January 1.

The Adviser sought to cancel the Agreement effective January 1, 2006, but after discussion with Fund management, the Adviser has agreed to extend the date of cancellation to and including April 30, 2006 for a written notice of cancellation delivered to Mutual of America Investment Corporation between December 16 and December 30, 2005 inclusive. The Adviser and Mutual of America Investment Corporation agree to modify the Agreement, effective immediately, by adding the following sentence to the end of Section 5 of the Agreement:

“If the Advisor delivers to the Investment Company written notice of cancellation between
December 16, 2005 and December 30, 2005 inclusive, the Agreement shall terminate at midnight on
April 30, 2006.”

This letter constitutes written notice that the Agreement is cancelled effective at midnight on April 30, 2006, pursuant to Section 5 of the agreement, as amended hereby.

Very truly yours,

Mutual of America Capital Management Corporation

by:	/s/ Amir Lear Amir Lear Executive Vice President and Chief Operating Officer

By signing below, Mutual of America Investment Corporation accepts and agrees to the amendment to section 5 of the Agreement set forth in the foregoing letter.

Mutual of America Investment Corporation                                                       Date:12/30/05

by:	/s/ John R. Greed John R. Greed Executive Vice President, Chief Financial Officer and Treasurer